Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

NORTHWESTERN CORPORATION

and

BICENT (MONTANA) POWER COMPANY LLC

Dated June 9, 2008

i

(Continued)

(Continued)

(Continued)

(Continued)

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Buyer’s Officer’s Certificate
Exhibit B	Excluded Assets
Exhibit C	Buyer LC
Exhibit D	Seller’s Officer’s Certificate
Exhibit F	Assignment and Assumption Agreement
Exhibit G-1	Power Purchase Agreement (Puget)
Exhibit G-2	Master EEI Power Purchase Agreement
Exhibit G-3	Power Purchase Agreement (90MW)
Exhibit G-4	Power Purchase Agreement (21MW)
Exhibit H	Confidentiality Agreement
Exhibit I	Balance Sheet Rules
Exhibit J	Current Assets
Exhibit K	Current Liabilities
Exhibit L	Waivers of Right of First Refusal
Exhibit M-1	BOP PPA
Exhibit M-2	Hardin PPA
Exhibit N	Mellon Transaction Documents
Exhibit O	SGE Transaction Documents

Schedules:

Schedule 2.1(b)	Real Property
Schedule 2.1(c)	Common Facilities and Associated Assets
Schedule 2.1(d)	Material Contracts
Schedule 2.4	Allocation of Purchase Price
Schedule 4.4	Title to Colstrip 4 Interests
Schedule 4.5	No Violation or Breach
Schedule 4.6	Seller’s Consents
Schedule 4.7	Actions Pending
Schedule 4.8	Compliance with Applicable Law
Schedule 4.9(a)	Liens
Schedule 4.10	Operations and Maintenance Expenses
Schedule 4.11	Material Changes
Schedule 4.12	Brokerage Fees
Schedule 4.14	Tax Matters
Schedule 4.15	Material Contracts
Schedule 4.16	Licenses
Schedule 4.17	Insurance
Schedule 4.18	Environmental Laws

v

(Continued)

Schedule 4.21	Financial Statements
Schedule 4.24	Options
Schedule 4.25	Undisclosed Liabilities
Schedule 5.5	Buyer’s Consents
Schedule 7.1	Conduct of Business Pending Closing

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 9, 2008, is by and between NORTHWESTERN CORPORATION, a Delaware corporation (“Seller”), and BICENT (MONTANA) POWER COMPANY LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller is the Lessee of and the Owner Participant with respect to a thirty percent (30%) undivided interest in the 740MW Colstrip Unit 4, a coal-fired, base-load electric generation facility located in Colstrip, Montana (the “Facility”), and is also the fee owner of a thirty percent (30%) undivided interest in the land upon which the Facility is built and owner of certain related assets.

WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s interest in the Facility and related assets and rights described herein (collectively, the “Colstrip  4 Interests” as hereinafter defined), on the terms and subject to the conditions hereinafter set forth.

WHEREAS, Seller and Buyer are entering into this Agreement to evidence their respective duties, obligations, and responsibilities in respect of the purchase and sale of the Colstrip 4 Interests as contemplated herein.

WHEREAS, in order to induce Seller to enter into this Agreement, and as additional consideration therefor, concurrently with the execution and delivery hereof, Buyer is providing to Seller the Buyer LC (as hereinafter defined) in the form attached as Exhibit C hereto, to secure Buyer’s payment of the Termination Fee (as hereinafter defined).

WHEREAS, certain capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Article 1 hereof.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1         Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“AAA” is defined in Section 11.2(a).

“Accounting Methodology” means the accounting principles, methods and practices used in preparing Exhibits J, and K, applied on a consistent basis.

“Action” means any action, suit, investigation, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Affiliate ” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled by as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests, or remedies under this Agreement.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 2.4.

“Applicable Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Assignment and Assumption Agreement” means an Assignment of the Material Contracts from Seller to Buyer to be dated as of the Closing Date and substantially in the form set forth on Exhibit F.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit I; provided, that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit I, the rules set forth on Exhibit I shall apply.

“BOP PPA” means a power purchase agreement that shall be entered into between Buyer, as seller, and Seller, as buyer, for the sale of certain power from the Facility upon the terms and conditions set forth on Exhibit M-1, in a form and subject to additional terms and conditions reasonably satisfactory to Buyer and Seller.

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday in the state ofMontana.

“Buyer” is defined in the preamble.

“Buyer LC” is defined in Section 5.9.

“Buyer’s Consents” means the consents, filings and notices required to be obtained by Buyer and delivered at the Closing as listed on Schedule 5.5.

“Closing” means the consummation of the transaction contemplated by this Agreement as further defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Documents” means the documents to be delivered by Seller and Buyer at the Closing in accordance with Section 3.2 and Section 3.3, respectively.

“Closing Statement” is defined in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colstrip  4 Interests” is defined in the Recitals and further defined in Section 2.1.

“Commercially Reasonable Efforts” means efforts which are reasonably necessary to cause, or assist in, the consummation of the transactions contemplated by this Agreement and which do not require the performing Party to expend funds, incur expenses or assume liabilities other than those which are reasonable in nature and amount within the context of the transactions contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Committee” has the meaning assigned to it under the Ownership and Operations Agreement.

“Common Facilities Interest” is defined in Section 2.1(c).

“Confidentiality Agreement” is defined in Section 6.2.

“Current Assets” means as of any date, the assets of Seller solely related to the Colstrip 4 Interests set forth on Exhibit J under the heading “Current Assets” and no other assets.

“Current Liabilities” means as of any date, the liabilities of Seller solely related to the Colstrip 4 Interests set forth on Exhibit K under the heading “Current Liabilities” and no other liabilities.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than 12 months from the date of incurrence, (iv) all obligations of such Person as lessee under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, has been or would be required to be accounted for as a capital lease on the consolidated balance sheet of that Person, (v) the undrawn face amount of any outstanding letters of credit issued in favor of such Person, and all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all Debt or other monetary obligations (of such Person or of others) secured by any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Person, whether or not such Debt or other monetary obligation is assumed by such Person, (vii) all obligations of such Person to pay a specified purchase price for assets, goods, securities or services whether or not delivered or accepted (including take-or-pay arrangements and similar obligations), (viii) all obligations of such Person under conditional sale or other title retention agreements (even if the remedies of the sellers or lenders under such agreements in the event of a default thereunder are limited to the repossession or sale of the property or assets covered thereby), and (ix) all Debt or other monetary obligations of others in respect of which such Person has any contingent liability, including without limitation any guarantee.

“Default Supply Hedge PPAs” means a power purchase agreement or series of power purchase agreements to be entered into between Buyer and Seller or between Buyer and the counterparties to the Existing Default Supply Hedge PPAs which transfer the economic benefit of the Existing Default Supply Hedge PPAs to Buyer, in a form or forms reasonably satisfactory to Buyer and Seller.

“Default Interest Rate” means a rate of interest payable at the lesser of 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, or the maximum rate permitted by applicable law

“Designated Independent Accounting Firm” is defined in Section 2.3(d).

“Direct Claim” is defined in Section 9.2(c).

“Disclosure Schedule” is defined in the preamble of Article 4.

“Dispute” is defined in Section 11.1.

“Dispute Notice” is defined in Section 11.1.

“Dispute Notice Response” is defined in Section 11.1.

“Employee Benefit Plans” means any contractual personnel policy, stock option plan, equity or equity based plan, bonus plan, change-in-control, retention, incentive award plan, severance pay plan or policy, deferred compensation plan or policy, executive compensation or supplemental income plan or policy, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life or any other employee benefit plan or program, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA.

“Environmental Law” is defined in Section 4.18.

“Environmental Liabilities” means any and all liabilities, claims, demands, costs, damages, losses, expenses, penalties, fines, interest, attorneys’ fees, court costs and other costs of suit incurred or imposed pursuant to (i) any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any

Governmental Authority to the extent arising out of a violation of Environmental Laws or (ii)  any Action, claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“ERISA Affiliate Liability” means any liabilities, obligations or responsibilities (whether contingent or otherwise) relating to any Employee Benefit Plan maintained by the Seller, and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Seller under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or to which the Seller and any of their ERISA Affiliates contributed thereunder including any multiemployer plan, maintained by, contributed to, or obligated to contribute to, at any time, by the Seller or any of their ERISA Affiliates, including without limitation any liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (ii) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (iii) with respect to any non compliance with ERISA; or (iv) with respect to any suit, proceeding or claim which is brought against any ERISA Affiliate.

“Estimated Purchase Price” is defined in Section 2.3(b).

“Excluded Assets” means those assets listed on Exhibit B.

“Existing Default Supply Hedge PPAs” mean the: (i) Power Confirmation, dated March 14, 2008, between Seller D-B-A NW Energy and BP Energy Company, trade sequence 801616; (ii) Power Confirmation, dated March 14, 2008, between Seller D-B-A NW Energy and BP Energy Company, trade sequence 801614; (iii) Power Confirmation, dated March 14, 2008, between Seller D-B-A NW Energy and BP Energy Company, trade sequence 801615; (iv) Confirmation Agreement, dated February 29, 2008, between Seller and Coral Power LLC, trade number 723; (v) Confirmation Agreement, dated February 29, 2008, between Seller and Coral Power LLC, trade number 725; (vi) Confirmation Agreement, dated February 29, 2008, between Seller and Coral Power LLC, trade number 774.; (vii) Confirmation Agreement, dated February 29, 2008, between Seller and Coral Power LLC, trade number 787; (viii) Confirmation, dated March 27, 2008, between Seller and Morgan Stanley Capital Group Inc; (ix) Confirmation Agreement, dated March 28, 2008, between Seller and Powerex Corporation, deal No. BRC588; and (x) Confirmation Agreement, dated March 28, 2008, between Seller and Powerex Corporation, deal No. BRC589.

“Fundamental Representations” is defined in Section 9.3.

“Facility” is defined in the Recitals.

“FERC” means the Federal Energy Regulatory Commission, or any successor to its functions.

“FERC 203 Approval” means the authorization from FERC to transfer certain of the Colstrip 4 Interests to Buyer pursuant to Section 203 of the Federal Power Act.

“Financial Statements” has the meaning set forth in Section 4.21.

“GAAP” means generally accepted accounting principles consistently applied as in effect on the date of this Agreement in the United States.

“Good Operating Practices” means the practices, methods and acts generally engaged in or approved by the independent electric power industry in the United States for similarly situated facilities in the United States during a particular time period, in a manner consistent with laws, reliability, safety and environmental protection, and taking into consideration the requirements of this Agreement, the Material Contracts and the other contracts affecting the operation of the Facility. Good Operating Practices are not necessarily intended to require the optimum or best practices, methods or acts to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts consistent with the immediately preceding sentence.

“Governmental Authority” means (i) the federal government of the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any executive, legislative or judicial court, department, commission, board, bureau, agency, or other instrumentality of the federal government of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

“Guarantee” is defined in Section 5.9.

“Guarantor” is defined in Section 5.9.

“Hardin Consents” means the required third-party consents, if any, to the Hardin PPA under the financing documents of Buyer or any of its Affiliates.

“Hardin PPA” means a power purchase agreement that shall, subject to obtaining the Hardin Consents, be entered into between Buyer, as seller, and Seller, as buyer, for the sale of certain power from Buyer’s Hardin facility upon the terms and conditions set forth on Exhibit M-2, in a form and subject to additional terms and conditions reasonably satisfactory to Buyer and Seller.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” is defined in Section 9.1.

“Indemnifying Party” is defined in Section 9.1.

“Independent Accounting Firm” means an independent accounting firm of national reputation.

“Initial Closing Statement” is defined in Section 2.3(b).

“Intellectual Property Rights” means all common law and statutory rights associated with patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, know-how, processes, trade secrets, inventions, proprietary rights, formulae, research, databases and computer programs.

“Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its agents or representatives with respect to the Colstrip 4 Interests and the Facility.

“Knowledge” means, with respect to Seller, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry, by Paul Evans, Michael Barnes, Dan Rausch or Kendall Kliewer, and with respect to Buyer, the actual knowledge of any fact, circumstance, or condition, assuming reasonable inquiry, by Nazar Khan or Douglas Halliday.

“Labor Laws” means any and all laws relating in any manner to employment, employees and/or individuals performing work as consultants or contractors, including employment standards, employment of minors, employment discrimination, health and safety, labor relations, unions, withholding, wages and hours and overtime of any kind, workplace safety and insurance and pay equity.

“Land” is defined in Section 2.1(b).

“Licenses” is defined in Section 4.16.

“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, pledge, easement, right-of-way, encroachment, building or use restrictions, conditional sales agreement or other encumbrance.

“Losses” means any and all claims, liabilities, losses, causes of action, damages, judgments, obligations, deficiencies, demands, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, investigator expenses, and other costs of suit.

“Make-Whole Premium” means, collectively, any pre-payment penalties, premiums, other make-whole payments or similar transaction fees (including, but not limited to, reasonable attorney fees for Owner Trustees, Indenture Trustee and Noteholders as defined under the SGE Transaction Documents and the Mellon Transaction Documents), to the extent payable by Seller, incurred in connection with the prepayment of the notes issued under and the termination of the SGE Transaction Documents and Mellon Transaction Documents.

“Material Adverse Effect” or “Material Adverse Change” means (a) a material and adverse effect on (i) the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement or otherwise to comply with its obligations hereunder or (ii) with respect to Seller, the business, assets, financial condition, or results of operations comprising the Colstrip 4 Interests, in each case taken as a whole; provided, however, that such determination shall exclude (A) any adverse change or effect principally attributable to the announcement, pendency, or consummation of the transactions contemplated by this Agreement (including but not limited to any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees attributable thereto but excluding any failure to obtain any consents or Required Regulatory Approvals); (B) any adoption, implementation, promulgation, issuance, repeal, modification, reinterpretation, or proposal of any Applicable Law, except to the extent such matters have an effect on the Facility that is disproportionate to the effect on other coal generation facilities in the WECC region; (C) changes or developments in national, regional, state, or local wholesale or retail markets for electric power, fuel, or related products (including but not limited to changes in commodity prices or the effects of actions by competitors), except to the extent such matters have an effect on the Facility that is disproportionate to the effect on other coal generation facilities in the WECC region; (D) changes or developments in national, regional, state, or local electric transmission or distribution systems, except to the extent such matters have an effect on the Facility that is disproportionate to the effect on other coal generation facilities in the WECC region; (E) changes or developments in financial or securities markets or the economy in general; (F) any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war; (G) any acts of terrorism, any other international or domestic calamity or crisis or geopolitical event, except to the extent such matters have an effect on the Facility that is disproportionate to the effect on other coal generation facilities in the WECC region; or (H) effects of weather or meteorological events, except to the extent such matters have an effect on the Facility that is disproportionate to the effect on other coal generation facilities in the WECC region.

“Material Contracts” means the agreements listed on Schedule 2.1(d).

“Mellon Asset” means a 10.71429% undivided interest in the Facility, and a 5.357145% undivided interest in certain common facilities.

“Mellon Lease Transaction” means the interests of Seller as Lessee and Owner Participant in, to and under: (i) that certain Participation Agreement, dated as of December 16, 1985, originally among United States Trust Company of New York, as Owner Trustee; Burnham Leasing Corporation, as Owner Participant; certain Institutions listed therein, as Loan Participants; The Montana Power Company, as Lessee; and Bankers Trust Company, as Indenture Trustee; (ii) the Trust Agreement, dated as of December 16, 1985, originally among Burnham Leasing Corporation, United States Trust Company of New York, and Louis P. Young; and (iii) each of the other Mellon Transaction Documents and all insurance policies and other agreements, documents and instruments required to be maintained or furnished in accordance with the Mellon Transaction Documents, including without limitation, the beneficial interest of Seller in the Trust Estate (as defined in the Trust Agreement), and all owner participant proceeds of each thereof, all pertaining to the Mellon Asset.

“Mellon Transaction Documents” means with respect to the Mellon Lease Transaction all of the agreements, instruments, certificates, financing statements and other documents of any nature executed in connection therewith, including any amendments, modifications or supplements thereof from time to time, including the documents listed and identified as such on Exhibit N and all “Operative Documents” (as such term is defined in the Mellon Transaction Documents).

“Montana Generation PPAs” means the power purchase agreements between Seller and Montana Generation, LLC relating to the sale of 90 MW and 21 MW of power from the Facility.

“MPSC” means the Montana Public Service Commission.

“Objection Notice” is defined in Section 2.3(d).

“O&M Expenses” is defined in Section 4.10.

“Operator” means PPL Montana, LLC, the operator of the Facility.

“Ownership and Operations Agreement” means the Ownership and Operation Agreement, dated May 6, 1981, as amended by Amendment No. 1 dated October 11, 1991 and Amendment No. 2 dated July 13, 1998, between MPC, Puget Sound Energy, Inc., Portland General Electric Company, the Washington Water Power Company (now Avista) and Pacific Power & Light Company (now PacifiCorp).

“Party” is defined in the preamble.

“Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, pledges or deposits made in the ordinary course of business under workers’ compensation legislation, unemployment insurance Laws or similar Laws, good faith deposits made in the ordinary course of business in connection with bids, tenders or contracts, including rent security deposits (ii) in the case of real property, such state of facts as an accurate survey would show which do not materially and adversely impair the current or proposed use, occupancy or value of the property subject thereto, or easements, covenants, rights of way, encumbrances and other restrictions and irregularities to title which do not materially and adversely impair the current or proposed use, occupancy or value of the property subject thereto (iii) rights reserved to or vested but not yet asserted respecting any Colstrip 4 Interests or the Facility by any Governmental Authority by the terms of any franchise, grant, license, Permit or provision of Applicable Law, to purchase, condemn, appropriate or recapture, or designate a buyer of the real property, (iv) rights reserved to or vested in any municipality or public authority to control or regulate the use of the real property or to use the real property in any manner, including, but not limited to zoning and land use regulations and (v) mechanic and other similar liens for amounts not yet due or payable.

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

“Post-Closing Indemnity Period” is defined in Section 9.4(d).

“Power Purchase Agreements” means (i) the Power Supply Subcontract Agreement to be entered into between the Buyer, and the Seller, as buyer, pursuant to which Buyer will sell to Seller the power necessary to meet Seller’s obligations under the Puget PPA in substantially the form attached hereto as Exhibit G-1; and (ii) a Master EEI Power Purchase and Sale Agreement and two confirmations thereunder to be entered into between the Buyer, as seller, and the Seller, as buyer, for 90MW and 21MW, respectively, and for a price equal to the price under and for a term equal to the Montana Generation PPAs, in substantially the forms attached hereto as Exhibit G-2, Exhibit G-3 and Exhibit G-4.

“Project Users” has the meaning assigned to it under the Ownership and Operations Agreement.

“Puget PPA” means the Power Sales Agreement, dated October 1, 1989, between Seller (as successor in interest to Montana Power Company) and Puget Sound Energy.

“Purchase Price” is defined in Section 2.2.

“Real Property” means the Land, the Common Facilities Interest and the Facility (to the extent it constitutes real property), collectively.

“Records” means any and all of the books, records, contracts, agreements and files of the Seller existing on the Closing Date and pertaining to the Facility and Colstrip 4 Interests, excluding any information reasonably deemed confidential by Seller.

“Required Regulatory Approvals” means all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and the FERC 203 Approval.

“Retained Liabilities” is defined in Section 2.1.

“Rules” is defined in Section 11.2.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller’s Consents” means the consents, filings and notices required to be obtained by Seller (other than the Required Regulatory Approvals) and delivered at the Closing as listed on Schedule 4.6.

“SGE Asset” means the 19.28571% undivided interest in the Facility, and a 9.642885% undivided interest in certain common facilities.

“SGE Lease Transaction” means the interests of Seller as Lessee and Owner Participant in, to and under: (i) that certain Participation Agreement, dated as of December 16, 1985, originally among United States Trust Company of New York, as Owner Trustee; SGE (New York) Associates, as Owner Participant; certain Institutions listed therein, as Loan Participants; The Montana Power Company, as Lessee; and Bankers Trust Company, as Indenture Trustee; (ii) the Trust Agreement, dated as of December 16, 1985, originally among SGE (New York) Associates, United States Trust Company of New York, and Louis P. Young; and (iii) each of the other SGE Transaction Documents and all insurance policies and other agreements, documents and instruments required to be maintained or furnished in accordance with the SGE Transaction Documents, including without limitation, the beneficial interest of Seller in the Trust Estate (as defined in the Trust Agreement), and all owner participant proceeds of each thereof, all pertaining to the SGE Asset.

“SGE Transaction Documents” means with respect to the SGE Lease Transaction all of the agreements, instruments, certificates, financing statements and other documents of any nature executed in connection therewith, including any amendments, modifications or supplements thereof from time to time, including the documents listed and identified as such on Exhibit O and all “Operative Documents” (as such term is defined in the SGE Transaction Documents).

“Site” means the four unit, coal-fired, electric generation complex located on a 2,664-acre site in Colstrip, Montana.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund, or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” is defined in Section 10.3.

“Third Independent Accounting Firm” is defined in Section 2.3(d).

“Third Party Claim” is defined in Section 9.2(a).

“Third Party Closing Costs” shall mean the customary third party closing costs that would have been payable by Seller in the event of a closing of the transaction contemplated hereunder provided, that the Third Party Closing Costs shall in no event exceed $5,000,000.

“Threshold” is defined in Section 9.4.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured by net income), including sales, real property, use, excise (including excise Taxes on petroleum, products of petroleum, petrochemicals, and other taxable substances), stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges incurred by either Party in connection with the transactions contemplated hereby.

“Working Capital” means, at any date, the Current Assets minus the Current Liabilities, all as of such date as determined in accordance with GAAP, applied in a manner consistent with the Balance Sheet Rules.

“Working Capital Adjustment” is defined in Section 2.3(a).

“Working Capital Amount” has the meaning set forth in Section 2.3(a)

Section 1.2        Interpretation. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of this Agreement. In construing this Agreement:

(a)          all references in this Agreement to an “Article,” “Section”, “subsection”, “Exhibit”, or “Schedule” shall be to an Article, Section, subsection, Exhibit, or Schedule of this Agreement, unless the context requires otherwise;

(b)         unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof;

(c)          whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural;

(d)          examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(e)          the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(f)          a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule hereto, regardless of whether it appears before or after the place where it is defined;

(g)          each Exhibit and Schedule to this Agreement is a part of this Agreement, and should be construed in pari materia;

(h)         the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; and

(i)           references to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable.

ARTICLE 2

PURCHASE AND SALE OF THE COLSTRIP 4 INTERESTS

Section 2.1         Purchase and Sale of Colstrip 4 Interests. On the terms and subject to the conditions hereof, Seller covenants and agrees to sell, assign and transfer to Buyer all of Seller’s right, title and interest in, and Buyer covenants and agrees to purchase from Seller, effective as of the Closing, all of Seller’s right, title and interest in, all of the assets, properties and rights of Seller owned and/or used in or relating to the Facility, free and clear of any and all Liens, other than Permitted Liens and the Excluded Assets (as hereinafter defined). The assets, properties and rights to be purchased or otherwise transferred to Buyer under this Agreement, all of which solely relate to the Facility and, except for Excluded Assets, constitute, or will constitute as of Closing, all of Seller’s interests in or to the Facility (collectively, the “Colstrip  4 Interests”), are as follows:

(a)          [intentionally omitted];

(b)          all of Seller’s ownership rights to the real property where the Facility is located and certain additional real property upon which some of the common facilities and assets described in subsection (c) below are located, as described on Schedule 2.1(b) (the “Land”);

(c)          all of Seller’s interest in the common facilities and associated assets as described on Schedule 2.1(c) (the “Common Facilities Interest”);

(d)          all of Seller’s rights under the contracts, leases and agreements related to the Facility and the Site that are set forth on Schedule 2.1(d), and have not been amended except for such amendments as are set forth therein (the “Material Contracts”);

(e)          all of Seller’s Current Assets (solely related to the Colstrip 4 Interests) as of the Closing Date;

(f)          notwithstanding the provisions of Section 2.1(b)-(e) above, the Colstrip 4 Interests shall not include (and the Seller shall retain and the Buyer shall not assume):

(i)      any obligation or liability related to or arising out of any of the Excluded Assets;

(ii)     any obligation or liability related to or arising out of (x) any real property lease or sublease not included in the Real Property and (y) any contract not included in the Material Contracts;

(iii)    any obligation or liability related to or arising out of any Real Property or Material Contract to the extent such obligation or liability relates to or arises out of the time period prior to the Closing;

(iv)    any obligation or liability related to or arising out of Actions pending as of the Closing Date against the Seller or any of its Affiliates;

(v)     any obligation or liability (including any future Actions) related to or arising out of the Seller’s conduct of the business or ownership of the Colstrip 4 Interests prior to the Closing;

(vi)    any ERISA Affiliate Liability or any obligation or liability related to or arising out of any collective bargaining agreement of the Seller, whether prior to, on or after the Closing;

(vii)  any ERISA Affiliate Liability or any obligation, liability or expense relating to or arising out of (i) the employment or termination of employment or consultancy of any employee or consultant, or former employee or consultant of the Operator, on or prior to the Closing (ii) any collective bargaining agreement of the Operator on or prior to the Closing (iii) compliance with or violations of any Labor Laws by the Operator on or prior to the Closing;

(viii)   any obligation or liability of any kind or nature relating to Taxes of the Seller and, with respect to the Colstrip 4 Interests, for any period ending on or before the Closing Date (including any obligation or liability pursuant to any tax sharing agreement, tax indemnification or similar arrangement) and any Taxes payable by Seller in connection with the transactions contemplated hereby; and

(ix)    any obligation or liability of Seller for any Debt.

All obligations and liabilities of the Seller other than with respect to the Colstrip 4 Interests (collectively, the “Retained Liabilities”) shall remain and be the obligations and liabilities solely of the Seller.

Section 2.2         Purchase Price. The aggregate purchase price and additional consideration for the sale and conveyance of the Colstrip 4 Interests shall be: (i) Four Hundred and Four Million Dollars ($404,000,000), subject to the adjustment as provided in Section 2.3(a) (the “Purchase Price”), (ii) the economic benefit received by Seller pursuant to (A) the BOP PPA and (B) Hardin PPA (but only if the Hardin PPA is entered into), and (iii) the Make-Whole Premium. The Estimated Purchase Price (as defined below) shall be paid in cash at the Closing, payable by wire transfer or delivery of other immediately payable funds to an account designated by Seller.

Section 2.3         Purchase Price Adjustment.

(a)          The Purchase Price is premised upon Seller having as of the Closing Date and delivering to Buyer an aggregate Working Capital of Zero Dollars ($0) (the “Working Capital Amount”). Accordingly, the Purchase Price shall be (i) increased by the amount, if any, by which the Working Capital of Seller as of the Closing Date is greater than the Working Capital Amount or (ii) decreased by the amount, if any, by which the Working Capital of Seller as of the Closing Date is less than the Working Capital Amount. Any such adjustment to the Purchase Price shall be effected in accordance with this Section 2.3 (the “Working Capital Adjustment”).

(b)          Seller agrees to prepare and deliver to Buyer at least five (5) Business Days prior to the Closing Date (i) a good faith estimate of the Working Capital of Seller as of the Closing Date, and the resulting Working Capital Adjustment, pursuant to clauses (i) and (ii) of Section 2.3(a) above (the “Initial Closing Statement”) and (ii) the resulting estimated Purchase Price (the “Estimated Purchase Price”). Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller the actual Working Capital of Seller as of the Closing Date, and the Working Capital Adjustment, if any, pursuant to clauses (i) and (ii) of Section 2.3(a) above (the “Closing Statement”). Each of the Initial Closing Statement and the Closing Statement shall be prepared in accordance with the Balance Sheet Rules.

(c)          If the Initial Closing Statement sets forth a Working Capital of Seller greater than the Working Capital Amount and a corresponding upward adjustment to the Purchase Price, then the Estimated Purchase Price payable on the Closing Date shall be increased by an amount equal to such Working Capital Adjustment. If the Initial Closing Statement sets forth a Working Capital of Seller less than the Working Capital Amount and a corresponding downward adjustment to the Estimated Purchase Price, then the Estimated Purchase Price payable on the Closing Date shall be decreased by an amount equal to such Working Capital Adjustment. If the Working Capital of Seller as set forth on the Closing Statement is different than that included on the Initial Closing Statement, then (i) to the extent that the Working Capital on the Closing Statement is greater than the Working Capital on the Initial Closing Statement, Buyer shall pay to Seller an amount equal to such difference plus interest at the Default Interest Rate from the Closing Date to the date of payment of the difference and (ii) to the extent that the Working Capital on the Closing Statement is less than the Working Capital on the Initial Closing Statement, Seller shall pay to Buyer an amount equal to such difference plus interest at the Default Interest Rate from the Closing Date to the date of payment of the difference, subject to Section 2.3(d) below. In each case, such payment shall be made in cash in immediately available funds within five (5) Business Days after the date the Closing Statement becomes final under Section 2.3(d). The Purchase Price shall be deemed to be increased or decreased (as the case may be) by the amounts calculated under this Section 2.3(c).

(d)         Each Party shall make available to the other Party its work papers used to prepare its respective closing statement, and shall cooperate with the other Party in connection with the preparation thereof. Seller shall notify Buyer in writing within twenty (20) days after receipt by Seller of the Closing Statement of any objection to the items set forth therein, which notice shall include a reasonably detailed explanation of the reasons for each objection by Seller (an “Objection Notice”). Any item not so objected to by Seller shall be conclusively deemed to have been approved by Seller and shall be conclusive and binding upon the Parties. If the Parties are unable to resolve all such disputes within thirty (30) days after the date of receipt by Buyer of the Objection Notice, then Buyer and Seller shall agree upon and designate one Independent Accounting Firm (the “Designated Independent Accounting Firm”) and the Designated Independent Accounting Firm shall, within thirty (30) days of its appointment, make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. If Buyer and Seller are unable to agree upon a Designated Independent Accounting Firm, then each of the Buyer and Seller shall designate one Independent Accounting Firm and the two Independent Accounting Firms so selected shall, within ten (10) days after the date on which the later of the two Independent Accounting Firms are appointed, appoint a third Independent Accounting Firm (the “Third Independent Accounting Firm”) and the Third Independent Accounting firm shall, within thirty (30) days of its appointment, make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. The Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, shall act on the following basis: such Independent Accounting Firm shall act as an expert and not as an arbitrator; its terms of reference shall be to determine the appropriate Adjustment within thirty (30) days of its appointment, having strict regard to the application of the terms of this Agreement to the same (and, for the avoidance of doubt, disregarding other means of calculating the same, to the extent that such means are inconsistent with or not provided for in this Agreement); Buyer and Seller shall each provide such Independent Accounting Firm with all such information as it reasonably requires and the Independent Accounting Firm shall base its decision solely on such written submissions by Buyer and Seller and their respective representatives; such Independent Accounting Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence and it may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The final written determination of such Independent Accounting Firm shall (in the absence of fraud or manifest error) be conclusive and binding on the Parties. The Independent Accounting Firms shall not have the power to amend or modify any terms of this Agreement. The costs of the Independent Accounting Firms shall be shared in proportion to its respective findings between Seller’s and Buyer’s positions.

Section 2.4           Allocation of Purchase Price; Tax Filings. The Purchase Price shall be allocated in compliance with section 1060 of the Code and the regulations promulgated thereunder. Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer’s determination of the allocation (the “Allocation Schedule”) within thirty (30) days after the date hereof, which Allocation Schedule shall be subject to the approval of Seller, which shall not be unreasonably withheld or delayed. Seller shall have a reasonable opportunity to review and comment on the Allocation Schedule before granting such approval. The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treasury Regulation Section 1.1060-1 (or any comparable provision of state or local Tax law) or any successor provision. Each of Buyer and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and, if applicable, cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise unless required by a “determination,” within the meaning of Section 1313(a)(1) of the Code. In the event that the allocation of the Purchase Price is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party concerning the existence and resolution of such dispute.

Section 2.5           Assumption of Liabilities. Buyer shall assume and agree to pay, perform and discharge the Current Liabilities and the liabilities and obligations of Seller related to the Colstrip 4 Interests, including without limitation those liabilities and obligations contained in the Material Contracts, but solely with respect to liabilities or obligations arising solely during periods following the Closing Date.

Section 2.6           Real Property Taxes. To the extent not accounted for in the Working Capital Adjustment, real estate taxes due and payable in the year 2008 for the Real Property will be prorated between the Seller and the Buyer at the Closing Date based upon the respective periods of ownership during 2008; provided, however, that Seller shall be entitled to any property tax reductions or refunds for periods prior to the Closing Date (so long as such taxes or refunds are not included within Current Assets on the Initial Closing Statement or the Closing Statement); and provided further that the settlement with the Montana Department of Revenue in and of itself does not increase taxes for any period after the Closing Date. Prior to the Closing Date, Seller shall consult with Buyer respecting such reductions and shall not agree to any settlement that affects any period beyond the Closing Date without Buyer’s consent. Following the Closing Date, the Buyer shall consult with Seller respecting any reductions or increases that affect periods prior to the Closing Date and shall not agree to any settlements that increase taxes owed by, or decrease refunds or reductions owed to, Seller respecting periods prior to the Closing Date without Seller’s consent but shall control and conduct all negotiations, proceedings and communication with the Montana Department of Revenue and the Seller will reasonably cooperate with all such negotiations, proceedings and communication. The portion of such Taxes for which Seller shall be liable for a Tax period beginning before the Closing Date and ending after the Closing Date shall be determined by multiplying the amount of Taxes for the entire Tax period by a fraction, the numerator of which is the number of days in such Tax period prior to and including the Closing Date and the denominator of which is the total number of days in such Tax period.

Section 2.7           Seller Releases. Seller and Buyer shall use their Commercially Reasonable Efforts to cause the release and discharge of Seller from its obligations that arise after the Closing under the Material Contracts (the “Section 2.7 Liabilities”) as of the Closing Date, in written forms acceptable to the Seller.

ARTICLE 3

CLOSING; CONDITIONS PRECEDENT

Section 3.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota, commencing at 9:00 A.M. on either (i) the fifth (5th) Business Day after the satisfaction of all the conditions precedent to the Closing in accordance with Sections 3.4 and 3.5 hereof, or (ii) at such other time or place as may be mutually agreed upon by the Parties in writing; but in no event shall the Closing Date be sooner than the later of (A) September 30, 2008 or (B) 30 days after the date on which Seller has delivered to the Buyer both the MPSC Resolution Notice and the ROFR Resolution Notice (but not earlier than January 30, 2009 if such date of delivery is after November 15, 2008), without Buyer’s prior written approval. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.2           Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(1)         The Purchase Price in cash in accordance with Section 2.2 hereof;

(2)         A certificate of an authorized officer of Buyer, dated as of the Closing Date, in the form set forth in Exhibit A, certifying that (i) the representations and warranties of Buyer set forth in Article 5 are true, correct and complete as of the Closing Date, (ii) the conditions set forth in Section 3.4 have been fulfilled or waived and (iii) the covenants of Buyer set forth in Article 7 have been fulfilled or waived in writing by Seller.

(3)         A duly executed copy of the Assignment and Assumption Agreement;

(4)         A duly executed copy of each of the Power Purchase Agreements, the Default Supply Hedge PPAs and the BOP PPA;

(5)         If the Hardin Consents shall have been obtained, a duly executed copy of the Hardin PPA; and

(6)    Such other documents and certificates as Seller may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Closing.

Section 3.3          Closing Deliveries by Seller. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(1)         A duly executed copy of the Assignment and Assumption Agreement;

(2)         A certificate of an authorized officer of Seller, dated as of the Closing Date, in the form set forth in Exhibit D, certifying that (i) the representations and warranties of Seller set forth in Article 4 are true, correct and complete as of the Closing Date, (ii) the conditions set forth in Section 3.5 have been fulfilled or waived and (iii) the covenants of Seller set forth in Article 7 have been fulfilled or waived in writing by Buyer;

(3)         A duly executed copy of each of the Power Purchase Agreements, the Default Supply Hedge PPAs and the BOP PPA;

(4)         If the Hardin Consents shall have been obtained, a duly executed copy of the Hardin PPA;

(5)         A certificate that Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulations Section 1.445-2(b)(2);

(6)         A special or limited warranty deed conveying Seller’s interest in the Real Property subject to Permitted Liens (i.e., a deed (a) in which Seller warrants that the Real Property is free from all encumbrances made by the Seller other than Permitted Liens and that Seller will defend the same to the Buyer against the lawful claims and demands of all persons claiming by, through or under Seller, but against no other persons; and (b) that conveys any after-acquired title to the Real Property that Seller may subsequently obtain, but reserving for Seller, for so long as the Colstrip Project Transmission Agreement, dated May 6, 1981, as amended, is in effect, such easements as may be reasonably necessary for the purpose of owning, operating, maintaining, repairing, replacing, or removing any transmission facility and associated equipment in their current locations on the Real Property), all in a form reasonably acceptable to Buyer (which shall include language providing that such easements shall not, other than to a de minimis extent, adversely effect operations on the Real Property as currently conducted); and

(7)         Such other documents and certificates as Buyer may reasonably request and which are customarily and ordinarily delivered in transactions similar to the transactions to be consummated at the Closing.

Section 3.4          Conditions Precedent to the Closing Obligations of Buyer. The obligation of Buyer to proceed with the Closing contemplated hereby is subject to the fulfillment (in form and substance reasonably satisfactory to the Buyer) or waiver (by the Buyer, in its absolute discretion, by written notice to the Seller) on or prior to the Closing Date, or on or prior to such earlier date if specified below, of all of the following conditions:

(1)         Seller shall have delivered to Buyer each of the documents described in Section 3.3.

(2)         The representations and warranties of Seller in Article 4 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.

(3)         Seller shall have obtained and provided copies to Buyer of all the Seller’s Consents required for the Closing listed in Schedule 4.6.

(4)         Seller shall have obtained and provided a copy to Buyer of the Required Regulatory Approvals and such approvals shall be in form and substance reasonably satisfactory (including no materially adverse conditions) to Buyer.

(5)         No order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Colstrip 4 Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Colstrip 4 Interests.

(6)         No event causing or constituting a Material Adverse Effect shall have occurred or be occurring.

(7)         All liabilities and obligations resulting from or arising under the Mellon Transaction Documents and the SGE Transaction Documents shall have been prepaid, and the Mellon Transaction Documents and the SGE Transaction Documents shall have been terminated.

(8)         Buyer and PPL Montana, LLC shall have entered into an agreement or agreements reasonably satisfactory to Buyer to either extend the term of and/or amend the: (i) Project Committee Vote Sharing Agreement, dated December 17, 1999, between The Montana Power Company and PPL Montana, LLC, and (ii) Generating Project Reciprocal Sharing Agreement, dated December 17, 1999, between The Montana Power Company and PPL Montana, LLC, in a manner that causes the material provisions of such agreements to remain in place after the termination of the SGE Transaction Documents and the Mellon Transaction Documents.

Section 3.5           Conditions Precedent to the Closing Obligations of Seller. The obligation of Seller to proceed with the Closing contemplated hereby is subject to the fulfillment (in form and substance reasonably satisfactory to the Seller) or waiver (by the Seller, in its absolute discretion, by written notice to the Buyer) on or prior to the Closing Date of all of the following conditions:

(1)         Buyer shall have delivered to Seller each of the documents described in Section 3.2.

(2)         The representations and warranties of Buyer contained in Article 5 of this Agreement shall be true and correct without regard to any qualification respecting materiality or Material Adverse Effect on and as of the Closing Date except in such circumstances as shall not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, and the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been performed in all material respects in accordance with this Agreement.

(3)         Buyer shall have obtained and provided copies to Seller of all of Buyer’s Consents required for the Closing listed on Schedule 5.5.

(4)         Seller shall have obtained the Required Regulatory Approvals and such approvals shall be in form and substance reasonably satisfactory (including no materially adverse conditions) to Seller.

(5)         Buyer shall have delivered the Purchase Price as provided in Article 2 hereof.

(6)         Either Seller shall have been released from its obligations pursuant to the Mellon Transaction Documents and the SGE Transaction Documents or (ii) all liabilities and obligations resulting from or arising under the Mellon Transaction Documents and the SGE Transaction Documents shall have been prepaid and terminated (and Buyer shall have paid the Make-Whole Premium in an amount not to exceed $8,500,000).

(7)         All Owners and Project Users (as such terms are defined in the Ownership and Operations Agreement) shall have either declined to exercise or executed a waiver substantially in the form attached hereto as Exhibit L with respect to their rights of first refusal contained in Section 24 of the Ownership and Operations Agreement.

(8)         No order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Colstrip 4 Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental

Authority which prohibits the consummation of the sale of the Colstrip 4 Interests.

(9)         The MPSC has failed to issue an order on or before November 30, 2008, including the Colstrip 4 Interests in the rate base of Seller at a value at least equal to the Purchase Price plus the sum of (x) the Buyer Termination Fee and (y) the Make-Whole Premium less (z) the Third Party Closing Cost.

Section 3.6           Failure to Close. In the event of any failure to satisfy or waive the conditions precedent set forth in Sections 3.4 or 3.5, the termination and other provisions of Article 10 shall govern to the extent applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 (as modified and supplemented by the disclosure schedule delivered to Buyer by Seller contemporaneously herewith setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express informational requirement contained in or requested by a provision of this Article 4, or as an exception to one or more representations or warranties contained in this Article 4 (the “Disclosure Schedule” or “Schedule”)) are true and correct provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Seller. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 4; provided, however, the disclosures in any section or paragraph of the Disclosure Schedule shall qualify as disclosures pursuant to any other sections or paragraphs under the Agreement where such disclosure is reasonably apparent on the face of such disclosures, whether or not repeated under any section number where such disclosure might be deemed appropriate.

Section 4.1           Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State ofDelaware and each other jurisdiction where such qualification is required, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2           Authority. Seller has all requisite power and authority to own, and to carry on its businesses related to, the Colstrip 4 Interests as now being conducted. Seller has all requisite power and authority and has obtained all other applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions necessary to execute and deliver this Agreement and, upon fulfillment of the conditions precedent set forth in Section 3.5, the Closing Documents, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller.

Section 4.3           Enforceability. This Agreement has been, and the Closing Documents, when executed and delivered in accordance herewith, will be, duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Buyer, is a valid and binding agreement of Seller, enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 4.4           Title to Colstrip 4 Interests. Seller owns the Colstrip 4 Interests free and clear of all Liens, other than Permitted Liens, those liens set forth on Schedule 4.9(a) and the liens set forth on Schedule 4.4 (which will be terminated or released as of the Closing).

Section 4.5           No Violation or Breach. Except as set forth in Schedule 4.5, and assuming that all of the Required Regulatory Approvals and Seller’s Consents have been obtained, neither the execution and delivery of this Agreement nor the Closing Documents, nor the consummation of the transactions contemplated hereby or thereby and performance of the terms and conditions hereof or thereof by Seller will result in a violation or breach of, or default under, any provision of the Certificate of Incorporation of Seller, or any agreement, indenture or other instrument (including any Material Contract) under which Seller or the assets comprising the Facility is bound.

Section 4.6           Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by Seller or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Seller, including the termination of the Mellon Transaction Documents and the SGE Transaction Documents contemplated by Section 3.4(7) except for (i) the Required Regulatory Approvals; (ii) the third-party consents, filings, and notices set forth on Schedule 4.6, and (iii) immaterial consents, approvals, authorizations, permits, filings or notices. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Seller requires the consent, approval, authorization or permit of the MPSC or the Montana Consumer Counsel.

Section 4.7         Actions Pending. Except as set forth on Schedule 4.7, there is no Action pending, or to Seller’s Knowledge, threatened in writing against Seller related to the Facility, except for Actions that would not if adversely determined result in a payment of in excess of $1,000,000 in the aggregate, or would result in a Material Adverse Effect on the Colstrip 4 Interests or operation of the Facility or have a Material Adverse Effect on Seller’s ability to perform its obligations under the Closing Documents.

Section 4.8          Compliance With Applicable Law. Except as set forth on Schedule 4.8, Seller has complied in a timely manner and in all material respects with all Applicable Laws that specifically apply to the Colstrip 4 Interests. Seller is not in default of any order, decree or judgment of any Governmental Authority or arbitrator related to the Colstrip 4 Interests and there are no unsatisfied judgments against the Seller related to the Colstrip 4 Interests.

Section 4.9          Real Property:

(a)          Except as set forth on Schedule 4.9(a), Seller has good and valid title to, or a valid leasehold interest in or a valid and enforceable right to use, all of the Real Property, free and clear of any Liens, except for Permitted Liens. The Real Property includes all of the rights and interests in real property that the Seller has with regard to or relating to the Facility and the Site.

(b)         There are no actions pending or, to the Knowledge of the Seller, threatened, that would alter the current zoning classification of the Real Property or alter any Applicable Laws, covenants, conditions or restrictions that would adversely affect the continued use of the Facility by the Seller. The Seller has not received written notice from any insurance company or Governmental Authority of any defects or inadequacies in the Real Property or the improvements thereon that would adversely affect the insurability or usability of the Real Property or such improvements or prevent the issuance of new insurance policies thereon. To the Knowledge of the Seller, no fact or condition exists that would result in the discontinuation of any existing necessary utilities to the Real Property or the termination of current access to and from the Real Property. To the Knowledge of the Seller, no portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority and there is no pending or, to the Knowledge of the Seller, threatened or contemplated condemnation actions or special assessments with respect to the Real Property. To the Knowledge of the Seller, no Governmental Authority has given notice of or intends to make an assertion of rights to the Colstrip 4 Interests or the Real Property, such as those described in subsection (iii) of the definition of Permitted Liens.

(c)           The Seller is not a “foreign person” as that term is defined in § 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.

(d)           All water, sewer, telephone and other similar utility systems serving the Facility are installed and operating and are sufficient to enable the Facility to continue to be used and operated in the manner currently being used and operated.

Section 4.10       Operations and Maintenance Expenses. Attached as Schedule 4.10 is Seller’s pro-rata share of the operating and maintenance expenses incurred in connection with operating Colstrip 3 and 4 during the calendar years 2006 and 2007 (collectively, the “O&M Expenses”). The O&M Expenses present fairly Seller’s expenses to operate and maintain the Facility for the periods reflected therein.

Section 4.11          Material Changes since December 31, 2007. Since December 31, 2007, there has been no Material Adverse Change in the financial or trading position or in the prospects of the Seller as they relate to the Facility, or in the prospects of the Facility and, to Seller’s Knowledge, no event, fact or matter has occurred which is likely to give rise to any such change. Since December 31, 2007, and except for the transactions contemplated by this Agreement and as set forth in Schedule 4.11, the ownership and operation of the Colstrip 4 Interests and the Facility has been carried on in the ordinary and usual course.

Section 4.12          Brokerage Fees and Commissions. Seller has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents, except as set forth on Schedule 4.12, which shall be the sole responsibility of Seller.

Section 4.13          Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to Seller’s Knowledge, threatened against, Seller or to Seller’s Knowledge, the assets comprising the Facility.

Section 4.14          Tax Matters. With respect to the Colstrip 4 Interests, except as set forth in Schedule 4.14.

(a)           all Tax Returns required to be filed by the Seller related to the Colstrip 4 Interests on or before the Closing Date have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b)           such Tax Returns related to the Colstrip 4 Interests are or will be true and correct in all material respects, and all Taxes reported on such Tax Returns have been or will be timely paid;

(c)           Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Colstrip 4 Interests;

(d)           there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Seller, threatened against Seller and relating to the Colstrip 4 Interests by any Governmental Authority in respect of Taxes, no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against Seller in respect of the Colstrip 4 Interests, and all deficiencies for Taxes asserted or assessed against Seller in respect of the Colstrip 4 Interests have been fully or timely paid or settled;

(e)           there are no Liens for Taxes (other than for current Taxes not yet due or payable, or for Taxes being contested in good faith through appropriate proceedings) upon the Colstrip 4 Interests;

(f)            there are no Tax rulings, requests for rulings, or closing agreements relating to Seller which affect its liability for Taxes relating to the Colstrip 4 Interests for any period (or portion of a period) after the date hereof;

(g)           Seller has provided to Buyer copies of all Tax audit reports affecting the Colstrip 4 Interests that have been issued with respect to the previous five (5) taxable years of Seller; and

(h)           none of the Colstrip 4 Interests are interests (other than “indebtedness,” within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for federal income tax purposes.

Section 4.15          Material Contracts. The Material Contracts set forth on Schedule 2.1(d), the Mellon Transaction Documents and the SGE Transaction Documents are all of the material agreements, contracts, real and personal property leases arrangements relating to the Colstrip 4 Interests, to which Seller or any of its Affiliates is a party, all of which are valid and in full force and effect, except as disclosed on Schedule 4.15. The Material Contracts, Mellon Transaction Documents, SGE Transaction Documents and those agreements identified as Excluded Assets include all of the agreements relating to all of the rights and interests that the Seller has with regard to the Facility and the Site. True and correct copies of the Material Contracts have been provided to Buyer. Except as otherwise set forth in Schedule 4.15, no consent is required with respect to any of the Material Contracts in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The Material Contracts are legal, valid and binding obligations of the parties thereto, and Seller has performed all obligations required to be performed under the Material Contracts and is not in material default under or in material breach of any Material Contract and to Seller’s Knowledge such other party has performed all obligations required to be performed by such other party and no other party is in material default under or in breach of any Material Contract. To Seller’s Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would result in material default or material breach thereunder. Except as set forth in Schedule 4.15, to Seller’s Knowledge, no Material Contract has been breached or cancelled by any other party thereto. The Seller has provided to the Buyer true and correct copies of all of the Mellon Transaction Documents and all of the SGE Transaction Documents.

Section 4.16          Licenses. Schedule 4.16 lists all the Permits, material licenses, permissions, authorizations and consents that are required for the ownership and operation of the Facility in the manner in which it has been owned or operated, or which are held by the Seller related to the Colstrip 4 Interests or Seller’s ownership of the Facility (the “Licenses”), true and correct copies of which have been provided, or will be provided prior to Closing, to Buyer. Except as set forth in Schedule 4.16, the Licenses are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all material respects. Other than as set forth in Section 4.6, Seller makes no representation regarding the transferability or assignment of the Licenses to Buyer. As of the date of this Agreement, Seller has not received, since January 1, 2006, any written notification from any Governmental Authority alleging that it is in material violation of any of such License and Seller has no Knowledge of any such violation.

Section 4.17          Insurance. Schedule 4.17 lists all insurance policies maintained by Seller or Operator covering the Colstrip 4 Interests and/or the Facility. Seller’s insurance policies, and to the Knowledge of Seller, Operator’s insurance policies, are in full force and effect and fully paid covering all periods up to and including the date hereof and the Closing Date and to the knowledge of Seller, it has not received written notice of cancellation of any such insurance policies other than those policies the absence or cancellation of which would not reasonably be expected to have a Material Adverse Effect; provided, however, none of Seller’s insurance policies will be in effect after Closing. Except as set forth on Schedule 4.17, no claim is outstanding against the Seller under any such policy of insurance and, to the Knowledge of the Seller, there are no circumstances likely to give rise to such a claim.

Section 4.18     Environmental Laws. The Facility has been operated and maintained in compliance with all Environmental Laws (as defined below) and in a manner that will not give rise to any liability under any Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed on Schedule 4.18. “Environmental Laws” shall mean all federal, state or local laws, statutes, ordinances, regulations, by-laws, rules, judgments, orders, notice requirements, court decisions, agency guidelines, criteria, standards or directives, or principles of law, restrictions, licenses or approvals which (i) exist and are in effect as of the Closing Date, and (ii) regulate or relate to the protection or clean-up of the environment, the manufacture, sale, use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, Hazardous Substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, surface water, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property including, without limitation, protection of the health and safety of employees, or impose liability in relation to the matters set out above under any principle of common and civil law and equity including, but not limited to, causes of action in nuisance, trespass, negligence, and strict liability.

Without limiting the generality of the foregoing, except as set forth in Schedule 4.18:

(a)           Notice of Violation. Seller has not received any written notice at any time that the Facility is in violation of the provisions of any Environmental Law the violation of which would have a Material Adverse Effect, and there is no pending or threatened lawsuit, administrative, governmental or other legal action to that effect.

(b)           Hazardous Substances. To Seller’s Knowledge, Operator has not used, generated, treated, stored, transported, disposed of, handled or permitted any Hazardous Substance (as defined below) on, under, about or from the Facility that would, individually or in the aggregate, likely cause a Material Adverse Effect, and except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facility in material compliance with all Environmental Laws and which are necessary for the operation of the Facility. “Hazardous Substance” shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical, chemical compound or mixture thereof, any special waste, deleterious substances and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

(c)           Environmental Conditions. To Seller’s Knowledge, there are no present or past Environmental Conditions (as defined below) in any way relating to the Real Property or the Facility. “Environmental Conditions” means the introduction into the soil, groundwater or environment of the Facility (through leak, spill, release, discharge, escape, emission, dumping, disposal or otherwise) of any pollution prior to the Closing Date including, without limitation, any contaminant, irritant or pollutant or Hazardous Substance (whether upon the Real Property and whether such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which the Seller or, after the Closing, the Buyer has or may become liable to any Person.

Section 4.19     No Employees or Benefits Plans. Seller does not have any employees that are stationed or provide services at, or with respect to, the Facility and Seller does not maintain, sponsor, contribute to, is not required or obligated to contribute to, and is not a party to any Employee Benefit Plan related to the Colstrip 4 Interests that are being transferred to the Buyer. The employees of the Operator are not employees of the Seller and will not as a result of this Agreement become employees of the Buyer and Buyer shall have no obligation to provide any such employee of the Operator with any compensation or benefits.

Section 4.20       Labor Matters.

(a)           Seller is not a party to any collective bargaining or other labor union contract relating to the personnel servicing the Facility exists.

(b)           To Seller’s Knowledge, there is no pending or threatened, labor dispute, strike, work stoppage, lockout or other labor controversy relating to the employees of Operator.

(c)           To Seller’s Knowledge, the Operator is in compliance with all Labor Laws.

(d)           The Operator is an independent contractor of Seller.

Section 4.21      Audit Information.  Attached hereto as Schedule 4.21 are the two (2) plant audits for the periods of January 1 through December 31, 2004 and for the period between January 1, 2005 through December 31, 2006 (the “Audit Information”). To Seller’s Knowledge, the Audit Information fairly presents the operational and billing condition of the Facility as of the dates set forth therein.

Section 4.22       Intellectual Property. To Seller’s Knowledge, (i) the conduct of the Facility’s business, as currently conducted, does not infringe upon or otherwise violate the Intellectual Property Rights of any Person, and (ii) no Person is infringing upon or otherwise violating the Intellectual Property Rights of the Seller or the Facility.

Section 4.23      Books and Records. The records of the Seller relating to the Facility have been made available to Buyer prior to the execution of this Agreement.

Section 4.24        No Options. Except as set forth on Schedule 4.24 and the rights of first refusal granted pursuant to the Ownership and Operation Agreement, there are no outstanding options or other rights or agreements for the purchase from the Seller of any of the Colstrip 4 Interests.

Section 4.25        Undisclosed Liabilities. Except as set forth on Schedule 4.25, the Colstrip 4 Interests are not subject to any liability or obligation (whether absolute, contingent or otherwise), except (a) liabilities arising in the ordinary course of business under any contract or commitment, (b) those liabilities or obligations incurred in the ordinary course of business since December 31, 2007, and (c) liabilities that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.26       Facility Operations.. To the Knowledge of Seller, the Facility is currently in operating order consistent with past practices.

Section 4.27       Affiliate Transactions. Other than as disclosed by this Agreement, no Affiliate of Seller is a party to any material agreement related to the Facility .

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date of this Agreement and as of the Closing Date, Buyer represents and warrants to Seller as follows and, except as expressly set forth to the contrary herein,acknowledges that the Seller has entered into this Agreement in reliance upon such representations and warranties:

Section 5.1        Organization and Qualification. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority and all necessary permits to carry on its business as now being conducted.

Section 5.2         Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer.

Section 5.3         Enforceability. This Agreement has been and, when executed and delivered in accordance herewith, the Closing Documents will be, duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.4         No Violation or Breach. Neither the execution and delivery of this Agreement or the Closing Documents nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Buyer will (i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate any Applicable Law other than such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5        Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Closing Documents by Buyer or for, or in connection with, the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer, except for (i) the Required Regulatory Approvals; (ii) the third-party consents, filings, and notices set forth on Schedule 5.5, and (iii) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6         No Disputes; Litigation. There is no Action pending, or to Buyer’s Knowledge, threatened in writing against Buyer, except for Actions that would not have a Material Adverse Effect on Buyer’s ability to perform its obligations under the Closing Documents.

Section 5.7         Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Closing Documents for which Seller or any of the Seller’s Affiliates shall incur any liability.

Section 5.8      Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Buyer threatened against, Buyer.

Section 5.9        Financial Ability; Buyer LC. As of the date of this Agreement, the Buyer has, or as of the Closing Date the Buyer will have, readily available pursuant to binding commitments, or funds in an amount sufficient to enable the Buyer to pay the Purchase Price. Simultaneous with the execution and delivery of this Agreement, Buyer has provided to Seller an irrevocable standby letter of credit in the stated amount of the Termination Fee (the “Buyer LC”) which shall permit, subject to the terms and conditions of this Agreement, Seller to draw upon the Buyer LC in payment of the Termination Fee.

Section 5.10       OFAC Compliance. Buyer, and all beneficial owners of Buyer, are in compliance with, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation and orders are collectively referred to as the “Orders”); and neither Buyer, nor any beneficial owner of Buyer: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Section 5.11         Inspections. Buyer acknowledges and agrees that it has, prior to its execution of this Agreement, had full opportunity to conduct and has completed to its satisfaction Inspections of the Colstrip 4 Interests and the Facility. As of the date hereof and without limiting its rights pursuant to Section 6.1, Buyer acknowledges that it is satisfied through such review and Inspections that no further investigation and study on or of the Colstrip 4 Interests or the Facility are necessary for the purposes of acquiring the Colstrip 4 Interests.

Section 5.12       Regulatory Matters.

(a)          Buyer represents that its acquisition of the Colstrip 4 Interests would not reasonably be expected to result in (i) a denial of any Required Regulatory Approvals primarily based upon Buyer’s ability to exercise horizontal or vertical market power or (b) a denial of any Required Regulatory Approvals primarily based upon any increase in Buyer’s horizontal or vertical market power in the NorthWestern balancing authority area using the standards adopted by FERC in Order No. 697.

(b)         Buyer represents that it or its Affiliates has currently effective authorization to make sales of wholesale power and ancillary services at market-based rates and that it has made all material compliance filings regarding such market-based rate authorization.

(c)          Buyer represents that it does not need approval from any Governmental Authority, other than the Required Regulatory Approvals, to acquire the Colstrip 4 Interests.

ARTICLE 6

ACCESS AND CONFIDENTIALITY

Section 6.1         General Access. Seller shall, until the Closing Date (or the earlier termination of this Agreement), (i) give Buyer and its authorized representatives reasonable access to all Records, personnel, offices and other facilities and properties related to the Colstrip 4 Interests, (ii) permit Buyer to make such copies and inspections thereof as Buyer may reasonably request, and (iii) furnish Buyer with such financial and operating data and other information with respect to the Facility and the Colstrip 4 Interests as Buyer may from time to time reasonably request; provided, that any such access shall be conducted at Buyer’s expense, at a reasonable time and on reasonable notice, under the reasonable supervision of Seller’s personnel and in such a manner as to maintain the confidentiality of such information, this Agreement, and the transactions contemplated hereby and not to interfere with the normal operation of the business of Seller or the Facility; and provided, further, that Buyer and its representatives shall comply with all applicable safety rules, regulations and procedures implemented by Seller or Operator, as the case may be. Buyer agrees to indemnify and hold harmless, release, and defend Seller and its Affiliates and their respective officers, directors, agents, employees, representatives, consultants, and advisors from and against any and all Losses arising, in whole or in part, from the acts or omissions of the Buyer, its Affiliates, and their respective officers, directors, agents, employees, representatives, consultants, and advisors arising under this Section 6.1 in connection with Buyer’s inspection of the Facility and other assets and records of Seller relating to the Colstrip 4 Interests prior to the Closing, respecting claims for personal injuries, property damage, and reasonable attorneys’ fees and expenses relating thereto. Nothing in this Article 6 shall be construed to permit Buyer or its representatives to have access prior to the Closing to any files, records, contracts, or documents of Seller not relating to the Facility or Colstrip 4 Interests or to any bids or offers received by Seller for the sale of any of the Colstrip 4 Interests, it being agreed that all such bids or offers shall be the sole property of Seller.

Section 6.2           Confidential Information. Buyer agrees to maintain in confidence all information made available to it under this Agreement and to cause its officers, directors, agents, employees, representatives, consultants, and advisors to maintain in confidence all information made available to them under this Agreement, all as provided in that certain confidentiality agreement dated February 26, 2008 (the “Confidentiality Agreement”), by and between Seller and Buyer, a copy of which is attached hereto as Exhibit H, and the terms of which are incorporated herein by reference and made a part of this Agreement; provided that the Confidentiality Agreement shall terminate upon Closing or two years following the date hereof. In the event that terms of the Confidentiality Agreement and this Agreement conflict, the terms of this agreement shall control. The Seller shall keep confidential, and shall cause its Affiliates and advisors, consultants, employees and agents to keep confidential, all information relating to the Colstrip 4 Interests and the Facility following the Closing.

Section 6.3         No Other Contact. Prior to the Closing (or the earlier termination of this Agreement), Buyer shall not contact or correspond with any prospective alternative purchaser of the Colstrip 4 Interests or any regulatory body or other Governmental Authority or other Person associated with the Colstrip 4 Interests or the Facility, their business and operations or the transactions contemplated by this Agreement, except (i) with the prior written consent of Seller not to be unreasonably withheld, (ii) with respect to matters that are entirely unrelated to the Colstrip 4 Interests or the Facility, their business and operations or the transactions contemplated by this Agreement, (iii) as are in the public domain, and (iv) as may be required by any Applicable Law or any Governmental Authority.

ARTICLE 7

COVENANTS OF SELLER AND BUYER

Section 7.1          Conduct of Business Pending Closing. Seller covenants and agrees that:

(a)          Exclusivity. Upon execution of this Agreement and except as noted below, Seller grants Buyer the exclusive right to acquire the Colstrip 4 Interests until the earlier of the Closing or termination of this Agreement. During such exclusivity period, Seller agrees to: (a) deal with Buyer, or its representatives, exclusively with regard to all aspects of the acquisition of the Colstrip 4 Interests, and (b) refrain, directly or indirectly, from soliciting, initiating, encouraging, or engaging in any discussions or negotiations with any Person or entering into any agreement, commitment, understanding or transaction with any Person concerning any proposal regarding the acquisition of the Colstrip 4 Interests, or providing any business, financial or other information relating to any such transaction to any person or entity. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that nothing in this Section 7.1, Section 7.2 or elsewhere in this Agreement shall restrict or impair Seller’s right or obligation to: (i) provide a right of first refusal to the Project Users under the Ownership and Operation Agreement, and (ii)  engage in discussions with the MPSC and/or to make a filing with the MPSC requesting that the MPSC issue an order providing that the Colstrip 4 Interests be included in the rate base of the Seller at a value at least equal to the Purchase Price plus the sum of (i) the Buyer Termination Fee and (ii) the Make-Whole Premium less (iii) the Third Party Closing Costs and Seller may take all actions necessary to pursue such discussions and/or order including, without limitation, providing a copy of this Agreement to the MPSC; provided that Seller shall keep Buyer reasonably informed in respect of the status and substance of such discussions or filing. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be required to provide information to, appear before or participate in hearings by or other discussions with the MPSC or the Montana Consumer Counsel. Notwithstanding, Seller shall notify the Buyer in writing immediately upon any Project User exercising a right of first refusal and nothing in this Section 7.1 shall be construed as limiting the termination rights of the Buyer or Seller under Article 10 or Buyer’s or Seller’s rights if any party shall exercise such right of first refusal.

(b)          Conduct of Business. Pending the Closing, and except as provided for in Section 7.1(a) or as reasonably necessary under emergency circumstances (or if required or prohibited pursuant to Applicable Law), and always subject to and consistent with the extent of Seller’s rights and limitations under the Ownership and Operations Agreement, Seller shall comply with the following:

(1)         Seller shall conduct its business related to the Facility, and utilize its Commercially Reasonable Efforts to cause the Facility to conduct its business, in the ordinary course in accordance with past practice, and not make any material change with respect thereto;

(2)         Seller shall use Commercially Reasonable Efforts to preserve intact the Colstrip 4 Interests in accordance with Good Operating Practices;

(3)         Seller shall take all reasonable steps to preserve and protect the Colstrip 4 Interests;

(4)         Seller shall use Commercially Reasonable Efforts to cause the Facility to be in compliance with all Applicable Laws and Licenses;

(5)         except as set forth on Schedule 7.1, Seller shall not assign, terminate, amend, give any consent with respect to or waive any rights under, in any material respect, any Material Contract;

(6)           Seller shall not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations related to the Colstrip 4 Interests;

(7)         Seller shall not grant any express further Lien on any of the Colstrip 4 Interests, except for Permitted Liens, those Liens that will be terminated, without cost to Purchaser, at Closing;

(8)         Seller shall provide prompt written disclosure to the Buyer of all relevant information which comes to the attention of the Seller in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any of the Seller’s warranties; and

(9)         Seller shall give Buyer at least five Business Days’ prior notice of (i) any meeting of or vote by the Committee (as that term is defined in the Ownership and Operations Agreement) or (ii) any meeting or other correspondence with PP&L Montana, LLC (or its representative) to determine the use of the Shared Vote (as that term is defined in the Project Committee Vote Sharing Agreement). Seller shall vote against any action that is prohibited pursuant to Section 7.1(b).

Section 7.2         Public Announcements. Without the prior written approval of the other Party, no Party shall issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the Closing Documents or the transactions contemplated hereby or thereby, except when and to the extent that such release or statement is deemed in good faith by the releasing Party to be required by Applicable Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement.

Section 7.3        Actions by Parties. Each Party agrees to use Commercially Reasonable Efforts to satisfy the conditions to the Closing set forth in Sections 3.4 and 3.5; provided, however, that Seller shall not be deemed to have breached its obligations under this Section 7.3 by pursuing the discussions and/or filing with the MPSC described in clause (ii) of Section 7.1(a).

Section 7.4         Further Assurances. Seller and Buyer each agree that from time to time after the Closing, it will execute and deliver or cause its respective Affiliates to execute and deliver such further agreements, certificates, documents or opinions and take (or cause its respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. If at any time any Party shall reasonably request any further action by any other Party to carry out the purposes of this Agreement and the Closing Documents or to further effectuate the transactions contemplated hereby, such other Party, shall promptly take such action (including the prompt execution and delivery of further instruments and documents).

Section 7.5         Records.

(a)           Maintenance. Buyer agrees to maintain the Records until the seventh (7th) anniversary of the Closing Date, or if any of the Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date (or such later date), Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall give Seller reasonable notice and an opportunity to retain any Records relating to Taxes in the event that Buyer determines to destroy or dispose of them during such period. After the Closing Date, except as might result in a waiver of any attorney/client, work product or like privilege or violate Applicable Laws, Buyer shall provide Seller and its representatives during normal business hours, and upon reasonable notice, reasonable access to, and the right to copy, the Records existing as of the Closing Date, at Seller’s cost and expense, for the purposes of:

(1)         complying with any Applicable Law affecting Seller’s ownership of the Colstrip 4 Interests prior to the Closing Date;

(2)         preparing any audit of the books and records of any third party relating to the Colstrip 4 Interests or the Facility prior to the Closing Date, or responding to any audit prepared by such third parties;

(3)         preparing Tax Returns;

(4)         responding to or disputing any Tax audit; or

(5)         asserting, defending, or otherwise dealing with any inquiry, investigation, claim or dispute under this Agreement or with respect to the Colstrip 4 Interests or the Facility.

(b)           Privilege. Buyer shall not after the Closing Date intentionally waive the attorney/client, work product, or like privilege of Seller or its Affiliates with respect to any of the Records existing as of the Closing Date, without Seller’s prior written consent.

Section 7.6         Regulatory and Other Authorizations and Consents Filings.

(a)          General. Each Party shall use Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

(b)           Required Regulatory Approvals. Without limiting the generality of the undertakings pursuant to Section 7.6(a) above, each Party shall (i) use its Commercially Reasonable Efforts to: gather and obtain all necessary information to complete the filings, which shall be prepared and filed by Seller, seeking the Required Regulatory Approvals (including all reports, studies, and exhibits related thereto); consult with the other Party regarding any such filings, consider and incorporate all reasonable comments (if any) submitted by the other Party or its representatives; and the Seller shall make such filings as soon as practicable following the execution and delivery of this Agreement, if not already completed; (ii) prior to and during the pendency of any notice and approval period with respect to such filings, (1) consult with the other Party prior to providing any supplemental information to the applicable regulatory authority and provide prompt written notice to the other Party of all discussions and correspondence with the applicable regulatory authorities that reasonably relates to or bears upon such filings, and (2) use all Commercially Reasonable Efforts and act in good faith to expedite and obtain the Required Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of the Parties agrees to use its Commercially Reasonable Efforts to file Notification and Report Forms under the HSR Act and similar applications with any other applicable Governmental Authority whose approval is required in connection with the consummation of the purchase by Buyer of the Colstrip 4 Interests as promptly as practicable following the date of this Agreement, the date of which shall be mutually agreed upon by Buyer and Seller.

(c)           Transfer. If the transfer of any instrument, contract, license, lease, permit, or Material Contract to Buyer hereunder shall require the consent of any party thereto other than Seller, then such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use Commercially Reasonable Efforts to obtain such consents to the extent required by such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or Material Contract. If any such consent cannot be obtained, Seller shall cooperate in any commercially reasonable arrangement designed to obtain for Buyer all benefits, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document.

(d)           Third Party Consents. Seller shall use its Commercially Reasonable Efforts, and Buyer shall use its Commercially Reasonable Efforts to assist Seller, in obtaining any and all consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement and the Closing Documents, including the provision by Buyer to such third parties and Governmental Authorities of such publicly available financial statements and other publicly available financial information with respect to Buyer and its parent company or companies as such third parties or Governmental Authorities may reasonably request.

Section 7.7         Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the Closing Documents and the transactions contemplated hereby, shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred; provided, that all filing fees and other expenses required in connection with any filings under the HSR Act shall be borne 50% by Buyer and 50% by Seller.

Section 7.8         Caualty Loss.

(a)           If, from the date of this Agreement to the date of Closing, the Facility is damaged or destroyed by any casualty event or is taken, in part or in whole, by any Governmental Authority, then Seller shall deliver to Buyer, no later than 45 days following such event, a good faith and reasonable estimate of (1) in the case of such a casualty event, the sum of (a) the cost of restoring the Facility to a condition substantially similar to its condition immediately prior to such casualty event plus (b) the amount of any lost profits with respect to the Colstrip 4 Interests reasonably expected to accrue after Closing as a result of such casualty event, or (2) in the case of such a taking, the reduction in the value of the Colstrip 4 Interests as a result of such taking. Such good faith and reasonable estimate in the case of clauses (1) and (2) shall be net of and after giving effect to (without double-counting) (i) any insurance, condemnation award or other third party proceeds received by the Seller, (ii) any tax benefits related thereto, (iii) any amounts expended by the Seller prior to Closing to restore damage caused by such casualty event (provided that any such restoration efforts and expenditures by Seller must in all events be reasonably satisfactory to Buyer) and (iv) adjustments relating to such casualty event or condemnation that are to be included in Working Capital (as applicable, such estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate and if the Closing is expected to occur prior to the expiration of the 45 day period referenced above then the determination of such Casualty Estimate shall not delay, impair or otherwise affect the Closing Date except that the Closing Date shall be extended, if necessary, to the fifth Business Day after such Casualty Estimate is made.

(b)           Notwithstanding the provisions of Section 7.8(a), if Buyer objects to Seller’s estimate pursuant to Section 7.8(a) within five (5) Business Days of receipt thereof, then (a) such estimate shall be deemed to not be the Casualty Estimate and (b) Seller shall cause an independent firm reasonably acceptable to Buyer and Seller to prepare the appropriate estimate, which estimate shall be the Casualty Estimate.

(c)           Buyer may elect to reduce the Purchase Price by an amount equal to such Casualty Estimate in which case Seller shall have no further liability hereunder due to such casualty or condemnation event and such casualty or condemnation event shall not otherwise affect the Closing, provided that at the Closing, Seller shall turn over all insurance or taking proceeds paid to Seller and not yet spent on restoration. If a Casualty Estimate with respect to a casualty or condemnation event is greater than $20,000,000, then Buyer may, by written notice to Sellers, elect to terminate this Agreement in accordance with Section 10.1.

Section 7.9         Financing Cooperation. At Buyer’s request, Seller shall, and shall use its Commercially Reasonable Efforts to: (i) cause the other Project Users to provide reasonable cooperation with Buyer and Buyer’s lenders in connection with Buyer obtaining financing for the consummation of the transactions contemplated hereby, including making representatives of Seller available at reasonable times in connection with the syndication of any debt financing and, (ii) assist Buyer in obtaining all customary waivers, estoppels, approvals, opinions, transfer documents and consents from counterparties to the Material Contracts.

Section 7.10       Insurance Cooperation. Seller shall use Commercially Reasonable Efforts to assist Buyer in making arrangements to obtain customary insurance with respect to the Colstrip 4 Interests.

Section 7.11      Right of First Refusal. Without limiting the generality of the undertakings pursuant to Section 7.3 above, Seller shall use its Commercially Reasonable Efforts to: (i) within five (5) Business Days of the date hereof, notify the Owners and Project Users (as such terms are defined in the Ownership and Operations Agreement) concerning their execution of a waiver substantially in the form attached hereto as Exhibit L with respect to their rights of first refusal contained in Section 24 of the Ownership and Operations Agreement, (ii) use its Commercially Reasonable Efforts to satisfy the condition to the Closing set forth in Section 3.5(7), and (iii) keep Buyer reasonably informed in respect of the status and substance of such discussions, including by providing copies of all relevant correspondence to Buyer. Seller shall immediately notify Buyer if at any time any Project User or Owner (as such terms are defined in the Ownership and Operations Agreement) shall exercise or indicate their intent to exercise any such right of first refusal. Seller shall (a) as soon as practicable, but in any event no later than October 15, 2008, notify Buyer in writing that the condition set forth in Section 3.5(7) has been satisfied (the “ROFR Resolution Notice”), or (b) no later than October 15, 2008, notify Buyer in writing that the condition set forth in Section 3.5(7) has not yet been satisfied (the “ROFR Continuation Notice”)

Section 7.12       MPSC Matters. Without limiting the generality of the undertakings pursuant to Section 7.3 above, Seller shall use its Commercially Reasonable Efforts to: (i) prior to June 30, 2008, commence discussions with the MPSC and/or make a filing with the MPSC described in clause (ii) of Section 7.1(a) (such filing to include a request that the MPSC act within 120 days of the date of such filing), and (ii) keep Buyer reasonably informed in respect of the status and substance of such discussions or filing. Seller shall (a) as soon as practicable, but in any event no later than November 30, 2008, notify Buyer in writing that (1)  the MPSC has failed to issue an order including the Colstrip 4 Interests in the rate base of Seller at a value at least equal to the Purchase Price plus the sum of (x) the Buyer Termination Fee and (y) the Make-Whole Premium less (z) the Third Party Closing Costs, and (2) that Seller has irrevocably waived its right to terminate this Agreement pursuant to Section 10.1(c)(3) (the “MPSC Resolution Notice”), or (b) no later than November 30, 2008, notify Buyer in writing that the MPSC has issued an order including the Colstrip 4 Interests in the rate base of Seller at a value at least equal to the Purchase Price plus the sum of (x) the Buyer Termination Fee and (y) the Make-Whole Premium less (z) the Third Party Closing Costs (the “MPSC Inclusion Notice”).

ARTICLE 8

LIMITATIONS

Section 8.1         Disclaimer of Warranties.

(a)          Information. Except as provided in Article 4, Seller makes no representation or warranty, express, implied, at common law, statutory or otherwise, with respect to the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to Buyer in connection with this Agreement (including any description of the Colstrip 4 Interests or the Facility; revenue, price and expense assumptions; electricity demand forecasts; or environmental information or any other information furnished to Buyer by Seller or any Affiliate of Seller or any director, officer, employee, counsel, agent, or advisor thereof).

(b)          "AS IS" SALE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT UNDERSTANDING OF EACH PARTY THAT NOTHING IN THIS AGREEMENT SHALL IMPLY OR BE CONSTRUED TO MEAN THAT SELLER OR ANY OF ITS AFFILIATES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW,

STATUTORY OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, AND IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT BUYER, WITH SUCH EXCEPTIONS, TAKES THE COLSTRIP 4 INTERESTS "AS IS" AND "WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS PROVIDED IN ARTICLE 4 OF THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE FACILITY OR ANY OF THE COLSTRIP 4 INTERESTS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (II) THE STATUS OF OR PERFORMANCE BY THE SELLER OR ANY CONTRACTING PARTY WITH RESPECT TO ANY MATERIAL CONTRACT. BUYER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY SELLER WITH RESPECT TO THE CONDITION, QUALITY, OR STATE OF THE COLSTRIP 4 INTERESTS AND THE FACILITY, EXCEPT FOR THOSE IN THIS AGREEMENT. THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLER, AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN.

Section 8.2         Limitations of Damages. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that the recovery by either Party of any damages suffered or incurred by such Party as a result of any breach of any representation or warranty by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its representations and warranties herein and in no event shall the breaching Party be liable to the non-breaching Party for any incidental, special, consequential, exemplary or punitive damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its representations and warranties herein. Nothing in this Section 8.2 shall limit the right of any party to recover with respect to any claim of damages asserted by any Third Party.

Section 8.3        Limitations on Individual Liability. Buyer agrees, to the fullest extent permitted by law, that none of Seller, and its directors, officers, employees, shareholders, members, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in materials furnished in the data room, in presentations by Seller’s management or otherwise), to Buyer or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), including in respect of the specific representations and warranties of Seller set forth in this Agreement, except that the foregoing limitations shall not apply to Seller insofar as Seller makes the representations and warranties set forth in Article 4 of this Agreement, but always subject to the limitations and restrictions contained in this Article 8.

Section 8.4         Environmental Waiver and Release. From and after the Closing, all rights or remedies, other than pursuant to this Agreement, that Buyer may have against Seller at or under Applicable Law with respect to any Environmental Liabilities or any other environmental matters are waived.

ARTICLE 9

INDEMNIFICATION

Section 9.1         Indemnification. From and after the Closing, subject to the other terms and limitations set forth in this Agreement, including Section 8.2, Section 9.3 and Section 9.4, each Party (the “Indemnifying Party”) shall indemnify, defend, reimburse, and hold harmless the other Party, (each such Person, an “Indemnified Party” and, collectively, the “Indemnified Parties”) from and against any and all Losses asserted against or incurred by any Indemnified Party relating to, resulting from or arising out of (i) any breach of the representations and warranties made in this Agreement by the Indemnifying Party, (ii) any breach of the covenants or obligations of the Indemnifying Party or any of its Affiliates under this Agreement, (iii) with respect to the Seller as an Indemnifying Party and the Buyer as the Indemnified Party, any Retained Liabilities and (iv) with respect to the Buyer as an Indemnifying Party and the Seller as the Indemnified Party, any Section 2.7 Liabilities.

Section 9.2         Third Party Claims.

(a)          If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnified Party’s receipt of written notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party; provided, that nothing in this Section 9.2 shall be construed as allowing the Indemnifying Party to assume the defense of any Third Party Claim if (i) it is reasonably foreseeable that the damages sought in such Third Party Claim (together with the reasonably foreseeable damages relating to any unresolved claims for indemnification and any indemnifications theretofor made pursuant to this Agreement) are likely to exceed the Threshold (as defined below) or (ii) the matter involves potential criminal sanctions against Buyer. The Indemnified Party shall cooperate in good faith in such defense at the Indemnifying Party’s expense. If an Indemnifying Party elects not to assume, or fails to assume, the defense of any Third Party Claim, the Indemnified Party may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)         Except respecting Third Party Claims that the Indemnifying party is not entitled to defend, if, within ten (10) calendar days after an Indemnified Party provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnified Party receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as the Indemnifying Party shall continue the diligent defense of such Third Party Claim. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation or restriction on the part of the Indemnified Party. If a firm offer is made to settle a Third Party Claim that would not lead to liability or the creation of a financial or other obligation or restriction on the part of the Indemnified Party and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnified Party may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnified Party up to the date of said notice.

(c)          Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party fails to accept such claim, the Indemnified Party will be free to seek enforcement of its right to indemnification under this Agreement.

(d)         If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(e)          A failure to give timely notice as provided in this Section 9.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

Section 9.3       Survival. Each covenant and agreement contained in this Agreement or in any Closing Document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement (other than Fundamental Representations and the representations and warranties contained in Sections  4.14 (Tax Matters) and 4.18 (Environmental Laws)) shall survive for a period of twelve (12) months after the Closing and shall thereafter expire. All representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority), 4.3 (Enforceability), 4.4 (Title to Colstrip 4 Interests), 4.12 (Brokerage Fees and Commissions) and Sections 5.1 (Organization and Good Standing), 5.2 (Authority), and 5.3 (Enforceability) and 5.7 (Brokerage Fees and Commissions) (the “Fundamental Representations”) and any claim related to fraud or intentional misrepresentation shall survive indefinitely. All representations and warranties set forth in Section 4.14 (Tax Matters) shall survive until the date that is 30 days after the termination of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). All representations and warranties set forth in Section 4.18 (Environmental Laws) shall survive until the date that is two (2) years after the Closing and shall thereafter expire. Any representation or warranty with respect to which a claim has been delivered for a breach thereon prior to the expiration of the applicable survival period shall survive until such claim is resolved.

Section 9.4       Limitations on Indemnification.

(a)           Dollar Limitations. Anything to the contrary notwithstanding, (a) no Indemnifying Party shall be obligated to make any payment for indemnification respecting any breach of representation or warranty in this Agreement under this Article 9 in excess of five percent (5%) of the Purchase Price, and (b) no Indemnifying Party shall be obligated to make any payment for indemnification for any breach of representation or warranty under this Article 9 until such party’s aggregate indemnification obligations exceed $500,000 (the “Threshold”), whereupon such party shall be obligated to pay all such indemnification obligations in excess of the Threshold; provided, however, the limitations in this Section 9.4(a) shall not apply to breaches of the Fundamental Representations or the representations and warranties contained in Sections  4.14 (Tax Matters) or 4.19 (No Employees or Benefits).

(b)           Mitigation. Any indemnifiable Loss shall be net of (A) the dollar amount of any insurance or other proceeds, net of any reasonable costs, expenses or premiums, actually received by the Indemnified Party with respect to such Loss and (B) Tax benefits to the Indemnified Party, to the extent actually realized by the Indemnified Party. Any Party seeking indemnity hereunder shall use Commercially Reasonable Efforts to assert claims (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Loss and the reasonable costs of such Commercially

Reasonable Efforts shall be an indemnifiable claim under this Agreement. The Indemnified Party shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, which shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, provided that the Indemnifying Party shall pay the Indemnified Party for the reasonable expenditures in undertaking the mitigation in advance.

(c)           Materiality. Determinations of indemnity, including any determination or calculation regarding Losses, shall be made without regard to any qualification respecting materiality or Material Adverse Effect.

(d)             Retained Liabilities. Notwithstanding the foregoing, without limiting the Buyer’s right to indemnification under Section 9.1(a) generally, Seller’s liability and obligation for Losses arising out of Section 9.1(a)(iii) in respect of Retained Liabilities shall not be subject to the Threshold or any limitation pursuant to Sections 8.2, 9.3, 9.4(a), or 9.4(b); provided, however, that for eighteen (18) months following the Closing Date (the “Post-Closing Indemnity Period”), the threshold and limitations contained in Section 8.2, Section 9.3 and Section 9.4 shall not apply in the event Buyer incurs Losses arising from the liabilities described in Section 2.1(f)(iii) or Section 2.1(f)(v); provided further, that, following the Post-Closing Indemnity Period, the threshold and the limitations contained in Section 8.2, Section 9.3 and Section 9.4 shall apply in the event Buyer incurs Losses arising from the liabilities described in Section 2.1(f)(iii) or Section 2.1(f)(v) but only so long as such Losses were a result of a breach by Seller of a representation contained in this Agreement that was subject to such limitations (but without regard to survival period).

Section 9.5        Special Indemnity. Notwithstanding any other provision to the contrary in this Agreement, from and after the Closing, the Seller as the Indemnifying Party shall indemnify, defend, reimburse, and hold harmless the Buyer as the Indemnified Party from and against any and all Losses asserted against or incurred by the Buyer relating to, resulting from or arising out the Buyer being required to participate in or respond to any Action before any federal or state court or Governmental Authority challenging the legality of the transactions contemplated by this Agreement or otherwise involving the performance of this Agreement including, without limitation, the proceedings described in the second sentence of Section 7.1(a). Seller’s liability and obligation for Losses arising out of this Section 9.5 shall not be subject to the Threshold or any limitation pursuant to Sections 8.2, 9.3, 9.4(a), or 9.4(b).

Section 9.6        Sole and Exclusive Remedy. Except for the right to specific performance granted under Section 12.15 following the Closing, the rights set forth in this Article 9 shall be Buyer’s sole and exclusive remedy against the Seller for misrepresentations or breaches of covenants contained in this Agreement and the Closing Documents or in connection with the transactions contemplated herein; provided, however, that nothing herein shall prevent Buyer from bringing an action based upon allegations of fraud.

ARTICLE 10

TERMINATION AND REMEDIES

Section 10.1      Methods of Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date as follows:

(a)         at any time by mutual written agreement of Seller and Buyer; or

(b)          by either Seller or Buyer upon the material breach of this Agreement by the other, to be effective, if curable, upon the breaching Party’s failure to cure within five (5) Business Days of notice given, and if incurable, upon notice given, provided that the Party seeking to terminate has complied with and fulfilled its obligations and undertakings under this Agreement in all material respects; or

(c)           by Seller, in the following events:

(1)         at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval; or

(2)         at any time after January 30, 2009 if the Closing has not yet occurred; or

(3)         at any time effective upon written notification to Buyer in the event that the MPSC has issued an order including the Colstrip 4 Interests in the rate base of Seller at a value at least equal to the Purchase Price plus the sum of (i) the Buyer Termination Fee and (ii) the Make-Whole Premium less (iii) the Third Party Closing Costs;

provided further, that the event triggering Seller’s termination right did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date or any such applicable date.

(d)           by Buyer, in the following events:

(1)         at any time prior to the Closing if a Material Casualty Loss has occurred that is not completely covered by insurance or, at Seller’s option, by a combination of insurance and a reduction in the Purchase Price in an amount equal to the reasonable commercial value of such loss that is not covered by insurance, as determined by Seller with Buyer’s consent, not to be unreasonably withheld;

(2)         at any time after any final, non-appealable decision is made by the applicable Governmental Authority denying any Required Regulatory Approval;

(3)         at any time after January 30, 2009 if the Closing has not yet occurred;

(4)         at any time effective upon written notification to Seller in the event that the MPSC has issued an order including the Colstrip 4 Interests in the rate base of Seller at a value at least equal to the Purchase Price plus the sum of (i) the Buyer Termination Fee and (ii) the Make-Whole Premium less (iii) the Third Party Closing Costs;

(5)         at any time after November 30, 2008, if any order or decree by any federal or state court or Governmental Authority exists which would delay or otherwise impair the consummation of the sale of the Colstrip 4 Interests;

(6)         at any time if any Project User exercises a right of first refusal offered to it by the Seller (pursuant to the terms of the Ownership and Operations Agreement);

(7)         at any time in accordance with Section 7.8;

(8)        if (i) Seller has failed to deliver to the Buyer the ROFR Resolution Notice by October 15, 2008 or (ii) Seller has failed to deliver to the Buyer the MPSC Resolution Notice by November 30, 2008; or

(9)         at any time if the Make-Whole Premium exceeds $8,500,000 (assuming Buyer has used Commercially Reasonable Efforts to negotiate in good faith such amount); provided, that Buyer shall not have the right to terminate under this clause (9) if Seller, in its sole and absolute discretion, elects to reduce the Purchase Price by the amount of the Make-Whole Premium that is in excess of $8,500,000 provided, that the event triggering Buyer’s termination right did not result from the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to the Closing Date or any such applicable date.

Section 10.2       Effect of Termination. In the event either Party desires to terminate this Agreement pursuant to Section 10.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall terminate effective as of the later of the date such notice is received (or such later effective date as may be set forth therein) or the expiration of any cure period. If this Agreement is terminated as provided in Section 10.1, all filings, applications and other submissions made to any Governmental Authority with respect to the transactions contemplated by this Agreement and the Closing Documents (other than any filings, applications and other submissions made by Seller that do not involve Buyer) shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made; and except for those obligations set forth in Article 6, pursuant to which the Parties shall continue to be bound, no Party shall have any further obligation hereunder; provided, that such termination shall not be construed to limit or waive any right with respect to any breach of this Agreement occurring prior to such termination.

Section 10.3         Termination Fee; Letter of Credit. Seller may immediately draw upon the Buyer LC in an amount equal to Twenty Million Dollars ($20,000,000) (the “Termination Fee”) if this Agreement is terminated by Seller pursuant to Sections 10.1(b) or 10.1(c)(2), provided that Seller shall not be in breach of this Agreement in such a manner that would entitle Buyer to terminate this Agreement in accordance with Section 10.1(b), and provided further, that in the case of termination pursuant to Section 10.1(c)(2), the failure of the Closing Date to occur was due to the breach by Buyer of its obligations to complete the transactions contemplated hereby when required to do so in accordance with this Agreement. The Parties acknowledge and agree that if Seller shall terminate this Agreement as provided immediately above, Seller’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in this Section 10.3 is a payment of liquidated damages (and not penalties) which is a based on the Parties’ estimate of the damages Seller will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement. Buyer irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to this Section 10.3 in the manner provided herein is the sole and exclusive remedy of Seller in the event of a termination pursuant to this Section 10.3 and Seller irrevocably waives any right it may have to seek equitable remedies including but not limited to specific performance, or to seek additional expenses or damages from Buyer with respect to such termination.

Section 10.4       Buyer Termination Fee.  In the event:

(a)        that Buyer terminates this Agreement pursuant to Section 10.1(d)(4), Section 10.1(d)(5), Section 10.1(d)(6) or Section 10.1(d)(8); or

(b)        that Seller terminates this Agreement pursuant to Section 10.1(c)(3);

(provided that in each case, Buyer was not in material breach of this Agreement in such a manner that would entitle Seller to terminate this Agreement in accordance with Section 10.1(b)), Seller shall pay to Buyer an amount equal to Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) (the “Buyer Termination Fee”). The Buyer Termination Fee shall be paid to Buyer or its designee by the Seller by wire transfer of same-day funds on the first (1st) Business Day following the date of termination of this Agreement, which shall not be subject to any set-off or counterclaim. The Parties acknowledge and agree that if Buyer or Seller shall terminate this Agreement as provided immediately above, Buyer’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in this Section 10.4 is a payment of liquidated damages (and not penalties) which is a based on the Parties’

estimate of the damages Buyer will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement. Seller irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, Buyer agrees that the right to receive payment of the amount determined pursuant to this Section 10.4 in the manner provided herein is the sole and exclusive remedy of Buyer in the event of a termination covered by clauses (a), (b) or (c) of this Section 10.4 and Buyer irrevocably waives any right it may have to seek equitable remedies including but not limited to specific performance, or to seek additional expenses or damages from Seller with respect to such termination but no limitation is intended on Buyer’s remedies in the event of a termination under Section 10.1(b) or 10.1(c)(2) by reason of the breach by Seller to complete the transaction contemplated hereby when required to do so in accordance with this Agreement.

Section 10.5      No Liability. There shall be no liability of any shareholder, partner, member, director, officer, employee, advisor or representative of Buyer or Seller or any Affiliate thereof, whether to Buyer or Seller, as the case may be, or any other Person (including any shareholder, partner, member, director, officer, employee, advisor or representative thereof) in connection with any liability or other obligation of Buyer or Seller or any Affiliate thereof, whether hereunder or otherwise in connection with the transactions contemplated hereby.

ARTICLE 11

DISPUTE RESOLUTION

Section 11.1      Mutual Discussions. If any dispute or difference of any kind whatsoever shall arise between the Parties in connection with, or arising out of, this Agreement or the Closing Documents, or the interpretation, performance, breach, termination or validity hereof or thereof, including without limitation any claim based on contract, text or statute (the “Dispute”), the Parties shall attempt to settle such Dispute in the first instance by mutual discussions in accordance with this Section 11.1. Within seven (7) Business Days of the receipt by either Party of a notice from the other Party of the existence of a Dispute referring to this Article 11 (the “Dispute Notice”), the receiving Party shall reply with a written response (a “Dispute Notice Response”). Both the Dispute Notice and the Dispute Notice Response shall include (i) a statement of the relevant Party’s position with regard to the Dispute and a summary of arguments supporting such position; and (ii) the name and title of the executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 11.1. Within seven (7) Business Days of delivery of the Dispute Notice Response, the designated executives shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations or offers made by the Parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.

Section 11.2       Arbitration. If any Dispute is not resolved within thirty (30) Days of receipt of a Dispute Notice pursuant to Section 11.1, then, upon either Party’s request, the Dispute shall be finally and exclusively resolved by arbitration as follows:

(a)          The arbitration shall be held accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), then in effect, except as modified herein. The arbitration shall be held, and the award shall be issued in Chicago, Illinois.

(b)         The Parties shall appoint an arbitrator satisfactory to both parties. If the arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA by using a listing, striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge, preferably from a Federal District Court or Federal Court of Appeals, or a practicing attorney with no less than twenty (20) years of experience and an experienced arbitrator and if possible shall have experience with disputes relating to electric power infrastructure.

(c)          The hearing shall be held, if possible, within four (4) months after the appointment of the arbitrator, or as soon thereafter as is reasonably practicable.

(d)         By agreeing to arbitration, the entities signing this Agreement do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the entities signing this Agreement to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any entity signing this Agreement to respect the arbitrator’s orders to that effect.

(e)          Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. In arriving at their decision, the arbitrator shall be bound by the terms and conditions of this Agreement and the Closing Documents and shall apply the governing law of this Agreement as designated in Section 12.2 hereof.

(f)          Any controversy concerning whether a Dispute is an arbitrable Dispute or as to the interpretation or enforceability of this paragraph shall be determined by the arbitrator.

(g)         The arbitrator is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award, which shall be in writing and shall state the findings of fact and conclusions of law upon which it is based, shall be final and binding on the Parties and shall be the sole and exclusive remedy among the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. In appropriate circumstances, the arbitrator shall have the authority to order a termination of this Agreement.

(h)         The arbitrator’s award shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness expenses of the Parties. The award shall be final and binding on the Parties and may be enforced in any court having jurisdiction.

ARTICLE 12

OTHER PROVISIONS

Section 12.1      Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 12.2       Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 12.3     Entire Agreement. This Agreement and the Confidentiality Agreement and the Schedules and Exhibits hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, representations, or warranties between the Parties.

Section 12.4      Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, or telecopy to the appropriate address or number as set forth below.

Notices to Seller shall be addressed as follows:

NorthWestern Corporation

3010 West 69th Street

Sioux Falls, SD 57108

Attention: General Counsel

Telecopy No.:

with copies to:

Leonard, Street and Deinard, P.A.

150 South Fifth Street, Suite 2300

Minneapolis, MN 55042

Attention: Tammie Ptacek

Telecopy No.: (612) 335-1657

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.

Notices to Buyer shall be addressed to:

Bicent (Montana) Power Company LLC

103 North Washington Street

Easton, MD 21601

Attention: President

Facsimile: (410) 770-9705

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Carl L. Reisner, Esq.

Facsimile: (212) 757-3990

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

Notice given by overnight delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed by the recipient Party to the Party giving such notice promptly after transmission in writing by certified mail or overnight delivery.

Section 12.5       Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Party, other than with the written consent of the other Party, which may be withheld in such Party’s sole discretion; provided, however, that notwithstanding the foregoing, Buyer may freely transfer its obligations hereunder to any subsidiary or financing source of Buyer, without Seller’s prior consent, provided that Buyer shall remain liable for all obligations of Buyer hereunder that may be assumed by such subsidiary or financing source. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

Section 12.6      Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by both Parties.

Section 12.7      Agreement for the Parties’ Benefit Only. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person, other than the Parties and the Indemnified Parties is entitled to rely on any representation, warranty, covenant, or agreement contained herein.

Section 12.8       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.9      Transfer Taxes. Payment of all Transfer Taxes, if any, resulting from the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Taxes; provided, however, that to the extent required by Applicable Law, Seller shall join in the execution of any such Tax Returns or other documentation relating to such Taxes. Buyer shall provide to Seller copies of each Tax Return described in the proviso of the immediately preceding sentence at least fifteen (15) days prior to the date on which such Tax Return is required to be filed.

Section 12.10    Bulk Sales or Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. Seller agrees to pay all claims of creditors which could be asserted against Buyer because of such noncompliance. Seller indemnifies Buyer against any liability or expense, including attorneys’ fees, incurred by Buyer by reason of the failure of Seller to pay such claims.

Section 12.11    No Waiver. No failure or delay by a party to this Agreement in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

Section 12.12    Cumulative Remedies. The rights and remedies of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

Section 12.13   Further Assurances. The parties agree to use commercially reasonable efforts to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, and may be required by Applicable Law or as either of the parties may reasonably require, whether on or after the Closing, to implement and/or give effect to this Agreement and the Closing Documents and the transactions contemplated herein and therein and for the purpose of vesting in the Buyer the full benefit of the Colstrip 4 Interests, rights and benefits to be transferred to the Buyer under this Agreement and the Closing Documents.

Section 12.14     Facsimile Signatures. Signatures delivered by facsimile or pdf on this Agreement or any document executed in connection herewith shall be binding to the same extent as an original.

Section 12.15     Specific Performance. Except as provided for in Section 10.4, Seller hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Seller, that Buyer would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking. In the event of any action by Buyer to enforce this Agreement, and except as provided for in Section 10.4, Seller hereby waives the defense that there is an adequate remedy at law.

Section 12.16     Effectiveness. Notwithstanding Section 5.9 or anything else to the contrary in this Agreement (i) the Parties acknowledge that the Buyer LC has not been delivered to the Seller simultaneous with the execution and delivery of this Agreement, (ii) this Agreement shall not be effective unless and until the Buyer LC is delivered to the Seller, and (iii) if the Buyer LC is not delivered by the Buyer to the Seller before Tuesday June 10, 2008 at 3:00 PM New York City time, this Agreement shall automatically terminate and be null and void and of no further force or effect, without liability of either Party to the other Party, and no Party shall have any further obligation hereunder.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

Seller:

NORTHWESTERN CORPORATION

By:	/s/ Michael J. Hanson

Name: Michael J. Hanson

Title: President and Chief Executive Officer

Buyer:

BICENT (MONTANA) POWER COMPANY LLC

By:	/s/ Paul B. Prager

Name: Paul B. Prager

Title: President